Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statements (Form S-3 Nos. 333-211472, 333-221535, 333-225061, 333-225445, 333-225787, 333-228268, 333-238955 and 333-260970) of Cidara Therapeutics, Inc., and
2.Registration Statements (Form S-8 Nos. 333-203434, 333-210263, 333-216722, 333-228282, 333-231326, 333-236874, 333-253545, and 333-259219) pertaining to the 2013 Stock Option and Grant Plan, the 2015 Equity Incentive Plan, and the 2015 Employee Stock Purchase Plan of Cidara Therapeutics, Inc.;
of our report dated March 7, 2022, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in this Annual Report (Form 10-K) of Cidara Therapeutics, Inc. for the year ended December 31, 2021.
    /s/ Ernst & Young LLP
San Diego, California
March 7, 2022